Exhibit 99.1

CHINA XD PLASTIC COMPANY LIMITED RECEIVES NASDAQ NOTIFICATION OF NON-COMPLIANCE WITH LISTING RULE 5250(c)(1)

Harbin, China, August 31, 2021 /GLOBE NEWSWIRE/ -- China XD Plastic Company Limited (Nasdaq: CXDC, the “Company”) today announced that as expected, it received a letter (the “Letter”) from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it was not in compliance with requirements of Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 (the “Form 10-Q”) and because the Company has not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Form 10-K”).

The Letter has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Market. The Letter states that the Company is required to submit a written update of the audit work and audit procedures. If the plan is accepted by Nasdaq, then Nasdaq can grant the Company up to 180 calendar days from the due date of the Form 10-K to regain compliance.

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly-owned subsidiaries, develops, manufactures, and sells polymer composites materials, primarily for automotive applications. The Company’s products are used in the exterior and interior trim and in the functional components of 31 automobile brands manufactured in China, including without limitation, Audi, Mercedes Benz, BMW, Toyota, Buick, Chevrolet, Mazda, Volvo, Ford, Citroen, Jinbei, VW Passat, Golf, and Jetta. The Company’s wholly-owned research center is dedicated to the research and development of polymer composites materials and benefits from its cooperation with well-known scientists from prestigious universities in China. As of March 31, 2021, 688 of the Company’s products have been certified for use by one or more of the automobile manufacturers in China. For more information, please visit the Company’s English website at http://chinaxd.irpass.com/, and the Chinese website at http://www.xdholding.com.

Contacts:

China XD Plastics Co., Ltd.

Mr. Taylor Zhang, CFO

Phone: +1 (212) 747-1118

Email: cxdc@chinaxd.net